Exhibit 99.1

NYSE: BLD

A leading installer and distributor of insulation and building material products to the U.S. construction industry

TopBuild Reports First Quarter 2021 Results

●	Net sales increased 13.7%
●	Gross margin expanded 30 basis points
●	12.9% operating margin, 13.1% on an adjusted basis, up 230 basis points
●	Adjusted EBITDA increased 31.1%, adjusted EBITDA margin up 210 basis points
●	$1.80 net income per diluted share, $2.02 on an adjusted basis

First Quarter 2021 Financial Highlights

(unless otherwise indicated, comparisons are to the quarter ended March 31, 2020)

Gross margin increased 110 basis points to 27.6%.  On an adjusted basis, gross margin increased 130 basis points to 27.8%

   Operating profit was $80.5 million, compared to operating profit of $76.0 million.  On an adjusted basis, operating profit was $83.5 million, compared to $76.4 million, a 9.3% improvement.

   Net income was $55.5 million, or $1.67 per diluted share, compared to $52.1 million, or $1.51 per diluted share. Adjusted income was $55.7 million, or $1.68 per diluted share, compared to $49.5 million, or $1.43 per diluted share.

✓

Net Sales increased 13.7% to $742.8 million, 9.5% on a same branch basis. The increase was primarily driven by increased sales volume, contributions from acquisitions and price.

✓   Gross margin increased 30 basis points to 26.6%.  On an adjusted basis, gross margin increased 40 basis points to 26.7%.

✓   Operating profit was $95.9 million, compared to $70.0 million, a 37.0% increase.  On an adjusted basis, operating profit was $97.2 million, compared to $70.3 million, a 38.3% improvement.

✓   Operating margin was 12.9% compared to 10.7%.  Adjusted operating margin improved 230 basis points to 13.1%.

✓   Net income was $59.8 million, or $1.80 per diluted share, compared to net income of $50.8 million or $1.51 per diluted share.  Adjusted net income was $67.1 million, or $2.02 per diluted share, compared to $45.9 million, or $1.37 per diluted share.

“TopBuild reported another solid quarter with sales benefitting from the strong growth in both our residential and commercial businesses. Adjusted operating margins expanded at both TruTeam and Service Partners, despite the impact of severe weather in February, most notably in Texas where we have significant operations.

“Our team is executing well and remains focused on profitable growth, which includes successfully managing the multiple material cost increases announced this year, leveraging our fixed cost base and continuing to focus on operational efficiency.”

ROBERT BUCK, PRESIDENT & CEO, TOPBUILD

NYSE:BLD	May 6, 2021	topbuild.com

✓

Adjusted EBITDA was $115.8 million, compared to $88.4 million, a 31.1% increase and adjusted EBITDA margin improved 210 basis points to 15.6%.  Incremental adjusted EBITDA margin was 30.6%, 39.9% on a same branch basis.

✓

At March 31, 2021, the Company had cash and cash equivalents of $319.6 million and availability under the revolving credit facility of approximately $389.6 million for total liquidity of $709.2 million.

Operating Segment Highlights ($ in 000s)

(comparisons are to the quarter ended March 31, 2020)

	3 Months Ended 3/31/21		3 Months Ended 3/31/21
Sales	$532,753	Sales	$251,601
Change		Change
Volume	5.1%	Volume	13.8%
Price	1.1%	Price	3.7%
M&A	5.8%	M&A	0.0%
Total Change	12.0%	Total Change	17.4%
Operating Margin	13.8%	Operating Margin	14.1%
Change	110 bps	Change	260 bps
Adj. Operating Margin	13.9%	Adj. Operating Margin	14.1%
Change	120 bps	Change	260 bps

Capital Allocation

Acquisitions

Year-to-date, the Company has completed four acquisitions.

	Forecasted	Month
YTD 2021	Annual Revenue ($ millions)	Acquired	Business Focus
LCR Contractors	$58.0	January	Heavy Commercial/Fireproofing
Ozark Foam	$7.7	March	Residential, primarily spray foam
American Building Systems	$144.0	April	Residential (94%) & Distribution (6%)
Creative Conservation	$7.4	April	Residential
Total	$217.1

NYSE:BLD	May 6, 2021	topbuild.com

Gross margin increased 110 basis points to 27.6%.  On an adjusted basis, gross margin increased 130 basis points to 27.8%

   Operating profit was $80.5 million, compared to operating profit of $76.0 million.  On an adjusted basis, operating profit was $83.5 million, compared to $76.4 million, a 9.3% improvement.

   Net income was $55.5 million, or $1.67 per diluted share, compared to $52.1 million, or $1.51 per diluted share. Adjusted income was $55.7 million, or $1.68 per diluted share, compared to $49.5 million, or $1.43 per diluted share.

Share Repurchases

In the first quarter the Company repurchased 49,284 shares at an average price of $199.98 per share.  These shares were purchased as part of the Company’s $200 million share repurchase program announced on February 26, 2019.  As of March 31, 2021, approximately $30.1 million of the $200 million authorization remained.

Senior Notes Offering

On March 15, 2021, the Company closed its private offering of $400 million in aggregate principal amount of 3.625% senior notes due 2029.  The Company used the net proceeds from the offering, together with cash on hand, to redeem its existing $400 million 5.625% senior unsecured notes maturing in 2026 and to pay fees and expenses related to the offering.

“We were pleased to acquire LCR Contractors and Ozark Foam in the first quarter and ABS and Creative Conservation in April. Combined, these four acquisitions are expected to produce approximately $217 million of annual revenue.

“Targeted M&A remains our number one capital allocation priority and our team has demonstrated its skill at identifying, executing and integrating acquisitions, thereby maximizing the synergies inherent in each transaction and creating long-term value for our shareholders.”

ROBERT BUCK, PRESIDENT & CEO, TOPBUILD

2021 Outlook

Sales and Adjusted EBITDA Guidance (1)

($ in millions)

2021	Low	High
Sales	$ 3,220	$ 3,320
Adjusted EBITDA*	$ 532	$ 562

*See table for adjusted EBITDA reconciliation.

Assumptions(1)

($ in millions)

2021	Low	High
Housing Starts	1,450	1,500
Estimated net income	$ 315.3	$ 344.6
Interest Expense and other, net	$ 23.8	$ 20.8
Income tax expense	$ 110.8	$ 121.0
Depreciation and Amortization	$ 70.9	$ 66.9
Share based compensation	$ 11.2	$ 8.7

NYSE:BLD	May 6, 2021	topbuild.com

(1) This guidance and long-term targets reflect management’s current view of present and future market conditions and are based on assumptions such as housing starts, general and administrative expenses, weighted average diluted shares outstanding and interest rates.  These targets do not include any effects related to potential acquisitions or divestitures that may occur after the date of this press release.  A reconciliation of non-GAAP targets to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, the costs and expenses that may be incurred in the future and therefore, cannot be reasonably predicted. The effect of these excluded items may be significant.  Factors that could cause actual long-term results to differ materially from TopBuild’s current expectations are discussed below and are also detailed in the Company’s 2020 Annual Report on Form 10-K and subsequent SEC reports.

Conference Call

A conference call to discuss first quarter 2021 financial results is scheduled for today, Thursday, May 6, 2021, at 9:00 a.m. Eastern Time.  The call may be accessed by dialing (877) 407-9037.  The conference call will be webcast simultaneously on the Company’s website at www.topbuild.com.

About TopBuild

TopBuild Corp., a Fortune 1000 Company headquartered in Daytona Beach, Florida, is a leading installer and distributor of insulation and building material products to the U.S. construction industry. We provide insulation and building material services nationwide through TruTeam®, which has approximately 200 branches, and through Service Partners® which distributes insulation and building material products from approximately 75 branches.  We leverage our national footprint to gain economies of scale while capitalizing on our local market presence to forge strong relationships with our customers.  To learn more about TopBuild please visit our website at www.topbuild.com

Use of Non-GAAP Financial Measures

Adjusted EBITDA, incremental EBITDA margin, adjusted EBITDA margin, the “adjusted” financial measures presented above, and figures presented on a “same branch basis” are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  The Company believes that these non-GAAP financial measures, which are used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. We define same branch sales as sales from branches in operation for at least 12 full calendar months.  Such non-GAAP financial measures are reconciled to their closest GAAP financial measures in tables contained in this press release.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under GAAP.  Additional information may be found in the Company’s filings with the Securities and Exchange Commission which are available on TopBuild’s website under “SEC Filings” at www.topbuild.com.

NYSE:BLD	May 6, 2021	topbuild.com

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, and our plan to repurchase our common stock under a stock repurchase transaction.  These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods.  These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements.  Our forward-looking statements contained herein speak only as of the date of this press release.  Factors or events that we cannot predict, including those described in the risk factors contained in our filings with the Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements.  Although TopBuild believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved and it undertakes no obligation to update any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

Investor Relations and Media Contact

Tabitha Zane

tabitha.zane@topbuild.com

386-763-8801

(tables follow)

NYSE:BLD	May 6, 2021	topbuild.com

TopBuild Corp.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per common share amounts)

	Three Months Ended March 31,
	2021	2020
Net sales	$742,798	$653,228
Cost of sales	545,039	481,272
Gross profit	197,759	171,956

Selling, general, and administrative expense	101,872	101,967
Operating profit	95,887	69,989

Other income (expense), net:
Interest expense	(6,603)	(8,742)
Loss on extinguishment of debt	(13,862)	(233)
Other, net	77	472
Other expense, net	(20,388)	(8,503)
Income before income taxes	75,499	61,486

Income tax expense	(15,657)	(10,715)
Net income	$59,842	$50,771

Net income per common share:
Basic	$1.82	$1.53
Diluted	$1.80	$1.51

Weighted average shares outstanding:
Basic	32,826,515	33,168,453
Diluted	33,202,563	33,599,847

NYSE:BLD	May 6, 2021	topbuild.com

TopBuild Corp.

Condensed Consolidated Balance Sheets and Other Financial Data (Unaudited)

(dollars in thousands)

	As of
	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$319,619	$330,007
Receivables, net of an allowance for credit losses of $7,171 at March 31, 2021, and $6,926 at December 31, 2020	462,848	427,340
Inventories, net	163,988	161,369
Prepaid expenses and other current assets	14,255	17,689
Total current assets	960,710	936,405

Right of use assets	94,094	83,490
Property and equipment, net	187,033	180,053
Goodwill	1,430,913	1,410,685
Other intangible assets, net	205,513	190,605
Deferred tax assets, net	2,767	2,728
Other assets	11,072	11,317
Total assets	$2,892,102	$2,815,283

LIABILITIES
Current liabilities:
Accounts payable	$330,813	$331,710
Current portion of long-term debt	23,406	23,326
Accrued liabilities	124,946	107,949
Short-term lease liabilities	35,119	33,492
Total current liabilities	514,284	496,477

Long-term debt	686,493	683,396
Deferred tax liabilities, net	168,424	168,568
Long-term portion of insurance reserves	50,197	50,657
Long-term lease liabilities	62,688	53,749
Other liabilities	13,653	13,642
Total liabilities	1,495,739	1,466,489

EQUITY	1,396,363	1,348,794
Total liabilities and equity	$2,892,102	$2,815,283

	As of March 31,
	2021	2020
Other Financial Data
Receivable days	45	51
Inventory days	29	29
Accounts payable days	76	79
Receivables, net plus inventories, net less accounts payable	$296,023	$278,756
Receivables, net plus inventories, net less accounts payable as a percent of sales (TTM) †	10.2%	10.5%

† Trailing 12 months sales have been adjusted for the pro forma effect of acquired branches

NYSE:BLD	May 6, 2021	topbuild.com

TopBuild Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2021	2020
Cash Flows Provided by (Used in) Operating Activities:
Net income	$59,842	$50,771
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,519	14,190
Share-based compensation	3,111	3,908
Loss on extinguishment of debt	13,862	233
Loss on sale or abandonment of property and equipment	56	383
Amortization of debt issuance costs	422	328
Provision for bad debt expense	1,765	1,670
Loss from inventory obsolescence	653	529
Deferred income taxes, net	(183)	(39)
Change in certain assets and liabilities
Receivables, net	(20,831)	(5,048)
Inventories, net	(2,088)	(3,964)
Prepaid expenses and other current assets	3,517	6,193
Accounts payable	(2,244)	(4,173)
Accrued liabilities	16,591	9,981
Other, net	(570)	(2,032)
Net cash provided by operating activities	89,422	72,930

Cash Flows Provided by (Used in) Investing Activities:
Purchases of property and equipment	(12,284)	(15,892)
Acquisition of businesses	(61,092)	(20,526)
Proceeds from sale of property and equipment	56	194
Other, net	—	—
Net cash used in investing activities	(73,320)	(36,224)

Cash Flows Provided by (Used in) Financing Activities:
Proceeds from issuance of long-term debt	411,250	300,000
Repayment of long-term debt	(415,856)	(307,668)
Payment of debt issuance costs	(6,500)	(2,280)
Taxes withheld and paid on employees' equity awards	(11,480)	(10,399)
Exercise of stock options	5,952	—
Repurchase of shares of common stock	(9,856)	(14,127)
Net cash used in financing activities	(26,490)	(34,474)

Cash and Cash Equivalents
(Decrease) increase for the period	(10,388)	2,232
Beginning of period	330,007	184,807
End of period	$319,619	$187,039

Supplemental disclosure of noncash activities:
Leased assets obtained in exchange for new operating lease liabilities	$20,322	$9,167
Accruals for property and equipment	524	496

NYSE:BLD	May 6, 2021	topbuild.com

TopBuild Corp.

Segment Data (Unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2021	2020	Change
TruTeam
Sales	$532,753	$475,873	12.0%

Operating profit, as reported	$73,636	$60,351
Operating margin, as reported	13.8%	12.7%

Acquisition related costs	—	4
COVID-19 pay	489	—
Operating profit, as adjusted	$74,125	$60,355
Operating margin, as adjusted	13.9%	12.7%

Service Partners
Sales	$251,601	$214,223	17.4%

Operating profit, as reported	$35,385	$24,669
Operating margin, as reported	14.1%	11.5%

COVID-19 pay	34	—
Operating profit, as adjusted	$35,419	$24,669
Operating margin, as adjusted	14.1%	11.5%

Total
Sales before eliminations	$784,354	$690,096
Intercompany eliminations	(41,556)	(36,868)
Net sales after eliminations	$742,798	$653,228	13.7%

Operating profit, as reported - segments	$109,021	$85,020
General corporate expense, net	(6,606)	(9,198)
Intercompany eliminations	(6,528)	(5,833)
Operating profit, as reported	$95,887	$69,989
Operating margin, as reported	12.9%	10.7%

Rationalization charges	16	—
Acquisition related costs †	753	235
Refinancing costs	—	37
COVID-19 pay	523	—
Operating profit, as adjusted	$97,179	$70,261
Operating margin, as adjusted	13.1%	10.8%

Share-based compensation	3,111	3,908
Depreciation and amortization	15,519	14,190
EBITDA, as adjusted	$115,809	$88,359
EBITDA margin, as adjusted	15.6%	13.5%

Sales change period over period	89,570
EBITDA, as adjusted, change period over period	27,450
Incremental EBITDA, as adjusted, as a percentage of change in sales	30.6%

† Acquisition related costs include corporate level adjustments as well as segment operating adjustments.

NYSE:BLD	May 6, 2021	topbuild.com

TopBuild Corp.

Non-GAAP Reconciliations (Unaudited)

(in thousands, except share and per common share amounts)

	Three Months Ended March 31,
	2021	2020
Gross Profit and Operating Profit Reconciliations

Net sales	$742,798	$653,228

Gross profit, as reported	$197,759	$171,956

COVID-19 pay	470	—
Gross profit, as adjusted	$198,229	$171,956

Gross margin, as reported	26.6%	26.3%
Gross margin, as adjusted	26.7%	26.3%

Operating profit, as reported	$95,887	$69,989

Rationalization charges	16	—
Acquisition related costs	753	235
Refinancing costs	—	37
COVID-19 pay	523	—
Operating profit, as adjusted	$97,179	$70,261

Operating margin, as reported	12.9%	10.7%
Operating margin, as adjusted	13.1%	10.8%

Income Per Common Share Reconciliation

Income before income taxes, as reported	$75,499	$61,486

Rationalization charges	16	—
Acquisition related costs	753	235
Refinancing costs and loss on extinguishment of debt	13,862	270
COVID-19 pay	523	—
Income before income taxes, as adjusted	90,653	61,991

Tax rate at 26.0%	(23,570)	(16,118)
Income, as adjusted	$67,083	$45,873

Income per common share, as adjusted	$2.02	$1.37

Weighted average diluted common shares outstanding	33,202,563	33,599,847

NYSE:BLD	May 6, 2021	topbuild.com

TopBuild Corp.

Same Branch and Acquisition Net Sales and Adjusted EBITDA (Unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2021	2020
Net sales
Same branch:
TruTeam	$505,297	$475,873
Service Partners	251,601	214,223
Eliminations	(41,556)	(36,868)
Total same branch	715,342	653,228

Acquisitions (a):
TruTeam	$27,456	$—
Service Partners	—	—
Eliminations	—	—
Total acquisitions	27,456	—
Total	$742,798	$653,228

EBITDA, as adjusted
Same branch	$113,132	$88,359
Acquisitions (a)	2,677	—
Total	$115,809	$88,359

EBITDA, as adjusted, as a percentage of sales
Same branch (b)	15.8%
Acquisitions (c)	9.8%
Total (d)	15.6%	13.5%

As Adjusted Incremental EBITDA, as a percentage of change in sales
Same branch (e)	39.9%
Acquisitions (c)	9.8%
Total (f)	30.6%

(a) Represents current year impact of acquisitions in their first twelve months

(b) Same branch EBITDA, as adjusted, as a percentage of same branch sales

(c) Acquired EBITDA, as adjusted, as a percentage of acquired sales

(d) Total EBITDA, as adjusted, as a percentage of total sales

(e) Change in same branch EBITDA, as adjusted, as a percentage of change in same branch sales

(f) Change in total EBITDA, as adjusted, as a percentage of change in total sales

NYSE:BLD	May 6, 2021	topbuild.com

TopBuild Corp.

Same Branch and Acquisition Net Sales by Market (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2021	2020
Same branch:
Residential	$556,993	$506,731
Commercial	158,349	146,497
Same branch net sales	715,342	653,228

Acquisitions (a):
Residential	$19,791	$—
Commercial	7,665	—
Acquisitions net sales	27,456	—
Total net sales	$742,798	$653,228

(a) Represents current year impact of acquisitions in their first twelve months

NYSE:BLD	May 6, 2021	topbuild.com

TopBuild Corp.

Reconciliation of Adjusted EBITDA to Net Income (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2021	2020
Net income, as reported	$59,842	$50,771
Adjustments to arrive at EBITDA, as adjusted:
Interest expense and other, net	6,526	8,270
Income tax expense	15,657	10,715
Depreciation and amortization	15,519	14,190
Share-based compensation	3,111	3,908
Rationalization charges	16	—
Acquisition related costs	753	235
Refinancing costs and loss on extinguishment of debt	13,862	270
COVID-19 pay	523	—
EBITDA, as adjusted	$115,809	$88,359

NYSE:BLD	May 6, 2021	topbuild.com

TopBuild Corp.

Acquisition Adjusted Net Sales (Unaudited)

(in thousands)

	2020			2021	Trailing Twelve Months Ended
	Q2	Q3	Q4	Q1	March 31, 2021
Net Sales	$646,099	$697,223	$721,487	$742,798	$2,807,607
Acquisitions proforma adjustment †	32,607	34,823	16,056	3,652	87,138
Net sales, acquisition adjusted	$678,706	$732,046	$737,543	$746,450	$2,894,745

† Trailing 12 months sales have been adjusted for the pro forma effect of acquired branches

NYSE:BLD	May 6, 2021	topbuild.com

TopBuild Corp.

2021 Estimated Adjusted EBITDA Range (Unaudited)
(in millions)

	Twelve Months Ending December 31, 2021
	Low	High
Estimated net income	$315.3	$344.6
Adjustments to arrive at estimated EBITDA, as adjusted:
Interest expense and other, net	23.8	20.8
Income tax expense	110.8	121.0
Depreciation and amortization	70.9	66.9
Share-based compensation	11.2	8.7
Estimated EBITDA, as adjusted	$532.0	$562.0

NYSE:BLD	May 6, 2021	topbuild.com